Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-172234) and on Form F-3 (No. 333-195239 and No. 333-201223) of our reports relating to the consolidated financial statements and financial statement schedule of Daqo New Energy Corp. and subsidiaries and variable interest entity (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated April 17, 2015, appearing in the Annual Report on Form 20-F of Daqo New Energy Corp. for the year ended December 31, 2014.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China
April 17, 2015